Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110316954-72
Filing Date and Time 04/27/2011 2:46 PM
Entity Number C1356-1975

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of the corporation:
Prevention Insurance.com

2. The articles have been amended as follows (provide article number if available):
FOURTH:       General

This Corporation shall be authorized to issue a total of One Hundred and Ten Million (110,000,000) shares of all classes of stock. Of such total number of shares of stock, One Hundred Million (100,000,000) shares are authorized to be Common Stock, each of which shall have a par value of $0.0001 ("Common Stock"), and Ten Million (10,000,000) shares authorized to be Preferred Stock, each of which shares shall have a par value of $0.0001 per share ("Preferred Stock").

      Reverse Stock Split

Upon filing this Certificate of Amendment to the Articles of Incorporation of the Corporation (the "Split Effective Date"), each one hundred (100) shares of Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held as unissued immediately prior to the Split Effective Date (the"Old Common Stock") shall automatically without any action on the part thr holder thereof, be reclassified and changed into one (1) share of common stock, par value $0.0001 per share, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the "New Common Stock"). If any conversion of Old Common Stock hereunder would create a fractional share, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon such conversion, in the aggregate, shall be rounded up to the nearest whole number of shares of Common Stuck.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   71.8%

4. Effective date of filing (optional): 4/27/11

5. Officer signature (required): X /s/ Alan P. Donenfeld

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDENT OF ARTICLES OF INCORPORATION OF
PREVENTION INSURANCE.COM

Alan P. Donenfeld hereby certifies that:

1.	He is the President and the Secretary of PREVENTION INSURANCE.COM, a Nevada corporation (the "Corporation").

2.	Article FOURTH of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

"FOURTH:

General

This Corporation shall be authorized to issue a total of One Hundred and Ten Million 110,000,000 shares of all classes of stock. Of such total number of shares of stock, One Hundred Million (100,000,000) shares are authorized to be Common Stock, each of which shall have a par value of $0.0001 ("Common Stock"), and Ten Million (10,000,000) shares authorized to be Preferred Stock, each of which shares shall have a par value of $0.0001 per share ("Preferred Stock"). .

Reverse Stock Split

Upon filing this Certificate of Amendment to the Articles of Incorporation of the Corporation (the "Split Effective Date"), each one hundred (100) shares of Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held as unissued immediately prior to the Split Effective Date (the "Old Common Stock") shall automatically without any action on the part of the holder thereof, be reclassified and changed into one (1) share of common stock, par value $0.0001 per share, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the "New Common Stock"). If any conversion of Old Common Stock hereunder would create a fractional share, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon such conversion, in the aggregate, shall be rounded up to the nearest whole number of shares of Common Stock."

3.	The foregoing amendment to the Articles of Incorporation of the Corporation has been duly approved by the Corporation's Board of Directors.

4.
The total number of outstanding common stock of the corporation entitled to vote on the record date was 99,472,933. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

DATE: April 27, 2011	By:	/s/ Alan P. Donenfeld
Alan P. Donenfeld, President and Secretary